Century Communities Reports Record Fourth Quarter and Full Year 2017 Results

- Delivered Record Full Year Earnings and 15th Consecutive Year of Profitable Results -

- Home Sales Revenues Increased 77% to $516.5 Million for Fourth Quarter -

- Net New Home Contracts Grew 62% to 922 Homes for Fourth Quarter -

- Provides Full Year 2018 Outlook for Solid Growth in Home Sales Revenues and Deliveries -

Greenwood Village, Colorado (February 13, 2018) – Century Communities, Inc. (NYSE: CCS), a leading homebuilder in select U.S. markets, today announced financial results for its fourth quarter and full year ending December 31, 2017.

Fourth Quarter 2017 Highlights Compared to Fourth Quarter 2016

•

Adjusted net income of $28.8 million or $1.01 per diluted share excluding the one-time charges related to the impact of remeasurement of deferred tax amounts and homebuilding acquisitions, an increase of 90%, and net income of $17.2 million, or $0.60 per diluted share

•	Net new home contracts increased 62% to 922 contracts
•	Home sales revenues increased 77% to a record $516.5 million
•	Deliveries grew 62% to a record 1,311 homes
•	Backlog value increased 89% to $572.9 million
•	Backlog improved 76% to 1,320 homes
•	Adjusted homebuilding gross margin percentage increased 30 basis points to 21.7%
•	Adjusted EBITDA improved 90% to $58.6 million
•	Completed the bolt-on acquisition of the assets of Sundquist Homes (“Sundquist”), strengthening the Company’s presence and enhancing operating efficiencies in the Seattle, Washington market

Dale Francescon, Co-Chief Executive Officer of the Company, stated, “2017 represented the most exciting year in the history of the Company.  We dramatically expanded our geographical footprint as a result of the UCP acquisition while experiencing sustained improvement across the entire Century platform, including new and legacy markets. This progress resulted in a record year of home sales revenues and earnings to produce our 15th consecutive year of profitability. During the fourth quarter of 2017, our team’s superior performance allowed us to meaningfully increase growth in net new home contracts and deliveries by over 60% year-over-year. This solid operating momentum combined with our stable margin performance demonstrates our ability to successfully execute the goals of our dynamic growth strategy. As we move forward in 2018, we anticipate another year of record results fueled by our solid pipeline of new communities and strategic investments which should further enhance our returns on equity.”

“During 2017, we continued to improve our backlog quantity and quality and strengthen our balance sheet,” said Rob Francescon, Co-Chief Executive Officer of the Company.  “So far in 2018, the buyer traffic and overall market dynamics in our West, Mountain, Texas and Southeast regions are encouraging, with our newly acquired operations in California and Washington having already positively impacted our results. Additionally, our joint venture and financing divisions have each surpassed our expectations, contributing cumulative pretax income in excess of $13 million during 2017 and meaningful returns on investment. With our planned community openings, strong backlog, and recent acquisitions of leading homebuilders in attractive markets, we are well positioned to continue this positive momentum into 2018 and beyond.”

Fourth Quarter 2017 Results

Net income for the fourth quarter 2017 was $17.2 million, or $0.60 per share. Excluding the impact of one-time charges associated with the remeasurement of our net deferred tax assets and our homebuilder acquisitions, adjusted net income for the fourth quarter increased 90% to a record  $28.8 million, or $1.01 per share, as compared to $15.1 million, or $0.71 per share, for the prior year quarter.

Home sales revenues and deliveries were at record levels for the Company for the fourth quarter 2017.  Home sales revenues for the fourth quarter 2017 increased 77% to $516.5 million, compared to $292.4 million for the prior year quarter. The growth in home sales revenues was primarily due to a 62% increase in deliveries to 1,311 homes compared to 812 homes for the prior year quarter, and a higher average sales price of home deliveries of $394,000, compared to $360,100 in the prior year quarter. Deliveries and average sales price of home deliveries in the fourth quarter of 2017 were both favorably impacted, primarily in the West, by the acquisitions of UCP and Sundquist. Excluding the West, the Company’s legacy regions experienced growth in revenue and deliveries of 22% and 31%, respectively.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 21.7% in the fourth quarter 2017, as compared to 21.0% in the third quarter and 21.4% in the prior year quarter, primarily as a result of favorable product and geographical mix. Homebuilding gross margin percentage in the fourth quarter 2017 was 17.6%, as compared to 19.2% in the prior year quarter, with approximately half of the difference attributable to the impact of purchase price accounting in the fourth quarter 2017. SG&A as a percent of home sales revenues was 12.1%, compared 11.9% in the prior year quarter, largely attributable to numerous investment initiatives to support growth objectives in 2018.

Net new home contracts in the fourth quarter 2017 increased to 922 homes, representing an increase of 62%, compared to 569 homes in the prior year quarter, attributable to the addition of the new West region and stronger demand trends in all legacy regions driving an overall increase in absorption rates. Excluding the West, the Company’s legacy regions experienced a 30% increase in net new home contracts. At the end of the fourth quarter 2017, the Company had 1,320 homes in backlog, representing $572.9 million of backlog dollar value, compared to 749 homes in backlog, representing $302.8 million of backlog dollar value in the prior year quarter, an increase of 76% in units and 89% in dollar value.

Financial services revenue was $5.2 million in the fourth quarter 2017 and financial services costs were $4.0 million. Equity in income of unconsolidated subsidiaries was $4.5 million, compared to $0.2 million in the prior year quarter.

Full Year 2017 Results

Net income for the full year 2017 was $50.3 million, or $2.03 per share. Adjusted net income increased 42% to a record $71.1 million, or $2.87 per share, compared to $50.1 million, or $2.36 per share, for the prior year.

Home sales revenues for 2017 increased 44% to $1.4 billion, compared to $978.7 million for 2016. The increase in home sales revenues was primarily due to home deliveries increasing 29% to 3,640 homes and the average selling price of homes delivered increasing to $386,100 compared to $346,500 in the prior year, helped by a shift in regional and product mix.

Homebuilding gross margin percentage in 2017 was 17.9%, compared to 19.7% in 2016. Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of home sales revenues, was 21.4% compared to 21.7% in the prior year. SG&A as a percent of home sales revenues remained constant at 12.5% compared to the prior year, with tight cost controls offsetting numerous investment initiatives to support growth objectives in 2018.

Net new home contracts in 2017 increased to 3,814 homes, an increase of 33%, compared to 2,860 homes in the prior year, largely attributable to increased demand, additional open communities and acquisitions.

At the end of full year 2017, the Company had 119 open communities, an increase of 34%, compared to 89 open communities at the end of the prior year.

Financial services revenue was $9.9 million for the full year 2017 and financial services costs were $8.7 million. Equity in income of unconsolidated subsidiaries was $12.2 million, compared to $0.2 million in the prior year.

Balance Sheet and Liquidity

As of December 31, 2017, the Company had the full $400.0 million of availability under its credit facility.

During the full year of 2017, in addition to shares issued in connection with the UCP business combination, the Company issued 3.7 million shares of its common stock under its ATM Program for proceeds of  $98.9 million, or $27.31 per share.

Full Year 2018 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are encouraged by the strong activity in our communities during 2017 and the potential for continued success in 2018. Based on our current market outlook, we expect home deliveries to be in the range of 4,500 to 5,000 homes and our home sales revenues to be in the range of $1.75 billion to $2.0 billion. We expect our active selling community count to be in the range of 130 to 140 communities at the end of the full year 2018.  With the benefit of recent U.S. tax reform, we expect to incur an income tax rate of approximately 25% in 2018.”

Conference Call

The Company will host a webcast and conference call on Tuesday, February 13, 2018 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2017 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 13, 2018, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13675474.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is one of the nation’s largest U.S. homebuilders, engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of quality homes designed to appeal to a wide range of homebuyers.  The Colorado-based Company operates in 10 states across the West, Mountain, Texas and Southeast Regions and offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with GAAP, this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Home sales revenues	$516,501	$292,398	$1,405,443	$978,733
Land sales and other revenues	2,289	4,891	8,503	15,707
	518,790	297,289	1,413,946	994,440
Financial services revenue	5,156	—	9,853	—
Total revenues	523,946	297,289	1,423,799	994,440
Homebuilding Cost of Revenues	—	—	—	—
Cost of home sales revenues	(425,782)	(236,241)	(1,153,359)	(786,127)
Cost of land sales and other revenues	(1,522)	(4,784)	(6,516)	(14,217)
	(427,304)	(241,025)	(1,159,875)	(800,344)
Financial services costs	(4,016)	—	(8,664)	—
Selling, general, and administrative	(62,707)	(34,712)	(176,304)	(122,224)
Acquisition expense	(1,260)	(24)	(9,905)	(490)
Equity in income of unconsolidated subsidiaries	4,528	191	12,176	191
Other income (expense)	661	173	2,937	1,576
Income before income tax expense	33,848	21,892	84,164	73,149
Income tax expense	(16,653)	(6,819)	(33,869)	(23,609)
Net income	$17,195	$15,073	$50,295	$49,540

Earnings per share:
Basic	$0.61	$0.71	$2.06	$2.34
Diluted	$0.60	$0.71	$2.03	$2.33
Weighted average common shares outstanding:
Basic	27,967,797	20,775,450	24,280,871	20,679,189
Diluted	28,355,559	20,961,700	24,555,509	20,791,937

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$88,832	$29,450
Cash held in escrow	37,723	20,044
Accounts receivable	12,999	5,656
Inventories	1,390,354	857,885
Mortgage loans held for sale	52,327	—
Prepaid expenses and other assets	60,812	34,714
Property and equipment, net	27,911	15,935
Investment in unconsolidated subsidiaries	28,208	18,275
Deferred tax asset, net	5,555	—
Amortizable intangible assets, net	2,938	4,204
Goodwill	27,363	21,365
Total assets	$1,735,022	$1,007,528
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$24,831	$15,726
Accrued expenses and other liabilities	150,356	62,296
Deferred tax liability, net	—	1,782
Senior notes payable	776,283	259,088
Revolving line of credit	—	195,000
Mortgage repurchase facility	48,319	—
Total liabilities	999,789	533,892
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 29,502,624 and 21,620,544 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	295	216
Additional paid-in capital	566,790	355,567
Retained earnings	168,148	117,853
Total stockholders' equity	735,233	473,636
Total liabilities and stockholders' equity	$1,735,022	$1,007,528

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	December 31,
	2017	2016	% Change
West	182	—	NM
Mountain	301	276	9.1%
Texas	117	78	50.0%
Southeast	322	215	49.8%
Total	922	569	62.0%

	Year Ended
	December 31,
	2017	2016	% Change
West	296	—	NM
Mountain	1,591	1,260	26.3%
Texas	477	349	36.7%
Southeast	1,450	1,251	15.9%
Total	3,814	2,860	33.4%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three Months Ended December 31,
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	247	$554.7	—	$—	NM	NM
Mountain	419	410.4	368	406.6	13.9%	0.9%
Texas	147	353.3	86	429.5	70.9%	(17.7)%
Southeast	498	312.5	358	295.6	39.1%	5.7%
Total / Weighted Average	1,311	$394.0	812	$360.1	61.5%	9.4%

	Year Ended December 31,
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	398	$529.4	—	$—	NM	NM
Mountain	1,465	418.0	1,222	409.5	19.9%	2.1%
Texas	413	$389.6	338	400.0	22.2%	(2.6)%
Southeast	1,364	$309.0	1,265	271.3	7.8%	13.9%
Total / Weighted Average	3,640	$386.1	2,825	$346.5	28.8%	11.4%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of December 31,		Increase/(Decrease)
	2017	2016	Amount	% Change

West	19	—	19	NM
Mountain	33	35	(2)	(5.7)%
Texas	27	23	4	17.4%
Southeast	40	31	9	29.0%
Total	119	89	30	33.7%

NM – Not meaningful

Backlog

(dollars in thousands)

	As of December 31,
	2017			2016			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	270	$164,071	$607.7	—	$—	$—	NM	NM	NM
Mountain	455	200,887	441.5	329	148,298	450.8	38.3%	35.5%	(2.1)%
Texas	215	82,886	385.5	151	72,423	479.6	42.4%	14.4%	(19.6)%
Southeast	380	125,044	329.1	269	82,102	305.2	41.3%	52.3%	7.8%
Total / Weighted Average	1,320	$572,888	$434.0	749	$302,823	$404.3	76.2%	89.2%	7.3%

NM – Not meaningful

Lot Inventory

	As of December 31,
	2017			2016					% Change

	Owned	Controlled	Total	Owned		Controlled		Total	Owned	Controlled	Total

West	3,742	3,179	6,921	—		—		—	NM	NM	NM
Mountain	4,666	4,856	9,522	4,354	—	2,959	—	7,313	7.2%	64.1%	30.2%
Texas	2,517	3,489	6,006	1,356	—	3,420	—	4,776	85.6%	2.0%	25.8%
Southeast	4,827	3,508	8,335	2,953	—	3,254	—	6,207	63.5%	7.8%	34.3%
Total	15,752	15,032	30,784	8,663		9,633		18,296	81.8%	56.0%	68.3%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating trends without the effect of certain non-recurring items. We believe excluding certain non-recurring items provides more comparable assessment of our financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Numerator
Net income	$17,195	$15,073	$50,295	$49,540
Less: Undistributed earnings allocated to participating securities	(85)	(255)	(384)	(1,050)
Net income allocable to common stockholders	$17,110	$14,818	$49,911	$48,490
Denominator
Weighted average common shares outstanding - basic	27,967,797	20,775,450	24,280,871	20,679,189
Dilutive effect of restricted stock units	387,762	186,250	274,638	112,748
Weighted average common shares outstanding - diluted	28,355,559	20,961,700	24,555,509	20,791,937
Earnings per share:
Basic	$0.61	$0.71	$2.06	$2.34
Diluted	$0.60	$0.71	$2.03	$2.33

Adjusted Earnings per share
Numerator
Income before income tax expense	$33,848	$21,892	$84,164	$73,149
Purchase price accounting for acquired work in process inventory	9,295	70	15,625	389
Acquisition expense	1,260	24	9,905	490
Adjusted income before income tax expense	44,403	21,986	109,694	74,028
Adjusted income tax expense(1)	(15,630)	(6,848)	(38,612)	(23,893)
Adjusted net income	28,773	15,138	71,082	50,135
Less: Undistributed earnings allocated to participating securities	(141)	(256)	(543)	(1,062)
Adjusted net income allocable to common stockholders	$28,632	$14,882	$70,539	$49,073

Denominator - Diluted	28,355,559	20,961,700	24,555,509	20,791,937

Adjusted diluted earnings per share	$1.01	$0.71	$2.87	$2.36
(1)

The tax rate used in calculating adjusted net income was 35.2% for the three months and year ended December 31, 2017.  The tax rate used is reflective of our GAAP tax rate for the applicable periods adjusted for certain acquisition costs which are not deductible for tax and the remeasurement of our deferred tax assets as a result of the tax cuts and Jobs Act which was signed into law on December 22, 2017.  For the three months and year ended December 31, 2016, our GAAP tax rate was utilized.

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended December 31,
	2017	%	2016	%

Home sales revenues	$516,501	100.0%	$292,398	100.0%
Cost of home sales revenues	(425,782)	(82.4)%	(236,241)	(80.8)%
Gross margin from home sales	90,719	17.6%	56,157	19.2%
Add: Interest in cost of home sales revenues	12,274	2.4%	6,325	2.2%
Adjusted homebuilding gross margin excluding interest	102,993	19.9%	62,482	21.4%
Add: Purchase price accounting for acquired work in process inventory	9,295	1.8%	70	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$112,288	21.7%	$62,552	21.4%

	Year Ended December 31,

	2017	%	2016	%

Home sales revenues	$1,405,443	100.0%	$978,733	100.0%
Cost of home sales revenues	(1,153,359)	(82.1)%	(786,127)	(80.3)%
Gross margin from home sales	252,084	17.9%	192,606	19.7%
Add: Interest in cost of home sales revenues	32,898	2.3%	19,502	2.0%
Adjusted homebuilding gross margin excluding interest	284,982	20.3%	212,108	21.7%
Add: Purchase price accounting for acquired work in process inventory	15,625	1.1%	389	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$300,607	21.4%	$212,497	21.7%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net income	$17,195	$15,073	14.1%	$50,295	$49,540	1.5%
Income tax expense	16,653	6,819	144.2%	33,869	23,609	43.5%
Interest in cost of home sales revenues	12,274	6,325	94.1%	32,898	19,502	68.7%
Interest expense (income)	(5)	1	(600.0)%	(3)	5	(160.0)%
Depreciation and amortization expense	1,900	1,365	39.2%	6,973	5,580	25.0%
EBITDA	48,017	29,583	62.3%	124,032	98,236	26.3%
Purchase price accounting for acquired work in process inventory	9,295	70	13,178.6%	15,625	389	3,916.8%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	30	1,228	(97.6)%	915	1,228	(25.5)%
Acquisition expense	1,260	24	5,150.0%	9,905	490	1,921.4%
Adjusted EBITDA	$58,602	$30,905	89.6%	$150,477	$100,343	50.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Net Debt to Net Capital

The following table presents our ratio of net debt to net capital, which is a non-GAAP financial measure.  We calculate this by dividing net debt (notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

 (in thousands)

	December 31,	December 31,
	2017	2016
Total debt	$824,602	$454,088
Total stockholders' equity	735,233	473,636
Total capital	$1,559,835	$927,724
Debt to capital	52.9%	48.9%

Total debt	$824,602	$454,088
Cash and cash equivalents	(88,832)	(29,450)
Cash held in escrow	(37,723)	(20,044)
Net debt	698,047	404,594
Total stockholders' equity	735,233	473,636
Net capital	$1,433,280	$878,230

Net debt to net capital	48.7%	46.1%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com